Exhibit 2

VALUE SHARING AGREEMENT

Agreement made as of April 19, 2005 (this “Agreement”) by and between Tracinda Corporation, a Nevada corporation (“Tracinda”), and Jerome B. York (“Participant”).

WHEREAS, in consideration of the services to be provided by Participant to Tracinda as contemplated by the Agreement For Services, of even date herewith, between Tracinda and Participant (the “Services Agreement”), and in addition to the consideration payable thereunder, Tracinda and Participant desire to enter into an agreement pursuant to which Participant will share a portion of the enhancement in the value of certain investments of Tracinda, as more fully set forth herein and subject to the terms and conditions hereof:

NOW, THEREFORE, the parties hereto agree as follows:

1. Participation.

(a) On the terms and subject to the conditions hereof, Participant shall be entitled to receive the Applicable Percent (as defined below) of the Incremental Value (as defined below) with respect to any shares of common stock, $1 2/3 par value (the “Common Stock”), of General Motors Corporation (the “Company”) acquired by Tracinda or any of its subsidiaries on or subsequent to the date first above written (the “Shares”), and, (1) if the Shares (or any portion thereof) are exchanged for any property other than cash, or (2) if there is a spin off of securities representing assets of the Company (“Other Property”), the Applicable Percent of the Incremental Value with respect to such Other Property.

(b) For purposes of this Agreement, “Incremental Value” means:

(i) (x) The excess, if any, of (A) the average of the Fair Market Value (as defined below) of a Share (or of other Property received per Share) on each of the 20 trading days immediately preceding the fourth anniversary of the date of this Agreement over the average per share purchase price (including commissions) of the Shares (the “Base Price”), multiplied by (y) the number of shares acquired by Tracinda minus the number of Sold Shares (as defined below); and

(ii) With respect to any of such Shares purchased by Tracinda (or Other Property with respect thereto) that are sold by Tracinda for cash and such sale is consummated while this Agreement remains in force and prior to the fourth anniversary of the date of this Agreement, the excess, if any, of (x) the actual net cash proceeds received by Tracinda upon the sale of such Shares or Other Property over (y) (A) the Base Price, multiplied by (B) the number of Shares covered by such sale (or, in the case of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged)(the “Sold Shares”).

(c) For purposes of this Agreement, “Applicable Percent” means four percent (4%) of the Incremental Value of a Share (or Other Property received per Share).

(d) In the event of any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split, extraordinary distribution, or similar transaction involving the Shares, the number of Shares and/or the Base Price shall be appropriately adjusted.

(e) Incremental Value shall be reduced or offset by the amount, if any, by which the actual net cash proceeds received by Tracinda for any sale of Shares (or Other Property with respect thereto) is less than the Base Price multiplied by the number of Shares covered by such sale (or, in the case of a sale of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged) and, such Shares shall be considered Sold Shares for purposes of paragraph 1(b)(i).

(f) Any payment due to Participant pursuant to this paragraph shall be paid to Participant in the case of paragraph 1(b) (i), within thirty (30) days after the fourth anniversary of the date hereof, and, in the case of paragraph 1(b)(ii), within thirty (30) days after receipt by Tracinda of the net proceeds of such sale.

(g) “Fair Market Value” shall mean, for any date, the mean between the high and low sales prices on such date, or if no sales price is available for the Common Stock or Other Property (i) as reported by the principal national securities exchange on which the Common Stock or Other Property is then traded which reports the highest daily average trading volume during the valuation period in question, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock or Other Property is not regularly traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, the Fair Market Value of the Common Stock and/or Other Property shall be determined by a nationally recognized, independent investment banking firm selected by Tracinda in its sole discretion.

(h) During the term of this Agreement, Participant agrees that, without Tracinda’s prior written consent, neither Participant, nor his affiliates and associates (as such terms are defined in Rule 12b-2 under the Securities Exchange of 1934) other than Tracinda and its affiliates, will knowingly engage in transactions in securities of the Company (Participant’s rights under this Agreement being deemed not to be securities for purposes of this provision).

(i) Tracinda will indemnify Participant for any claims or liabilities, and losses, expenses and adverse consequences arising from such claims or liabilities, which Participant may incur or suffer as a result of direct or indirect transactions by Tracinda in securities of third parties; provided that such claims, liabilities, losses, expenses and adverse consequences are not knowlingly caused by transactions of Participant, directly or indirectly, in such securities (excluding transactions in accordance with this Agreement); and provided further that Participant will tender the defense of any such claim or liability to Tracinda, unless Tracinda denies its responsibility hereunder to indemnify Participant with respect to such claim or liability, it being understood that Tracinda will have no authority to settle any such claim or liability on Participant’s behalf without Participant’s prior written consent if such settlement involves any obligation or waiver of rights by Participant.

2. Control Over Shares

Participant expressly acknowledges that Traicnda retains the right, in its sole discretion, to make all investment and other decisions with respect to the Shares, its investment in the Company, or otherwise with respect to the Company, including without limitation the sole right to determine whether and/or when to sell or otherwise dispose of any Shares and the consideration to be received in any such sale or other disposition, whether to enter into, or to approve or disapprove (including voting the Shares for or against) any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split, spin-off or other extraordinary transaction involving Tracinda and/or the Company. Participant further expressly acknowledges that Tracinda has no obligation whatsoever to attempt to maximize Incremental Value as defined in this Agreement, and may make all such investment and other decisions without regard for the effect of such decisions under this Agreement. Without limiting the foregoing, Tracinda may pledge, or otherwise create one or more liens or encumbrances on, all or any portion of the Shares, with respect to borrowings or otherwise.

3. Term

The term of this Agreement will commence on the date first written above and continue through the last date on which any payment is due hereunder, unless terminated sooner in accordance with paragraph 4. Following the determination of the Incremental Value under paragraph 1(b)(i) and the making of any required payment with respect thereto as well as all amounts which are payable under paragraph 1(b)(ii), Tracinda shall have no further obligation to Participant with respect to the Shares or any sale or other disposition thereof.

4. Termination

(a) This Agreement may be terminated by mutual written agreement of Tracinda and Participant.

(b) This Agreement may be terminated by Tracinda upon Tracinda’s termination of the Services Agreement.

(c) Upon termination of this Agreement pursuant to paragraphs 4(a) or (b), Tracinda shall have no further obligation to Participant with respect to the Shares (or

Other property with respect thereto) or any sale or other disposition of Shares (or Other Property with respect thereto), except to pay all amounts payable pursuant to paragraphs 1(a) and (b) of this Agreement as to any Shares acquired by Tracinda as of the date of notice of Termination.

(d) Upon Participant’s termination of the Services Agreement, and notwithstanding paragraph (c) above, Tracinda shall have no obligation to Participant pursuant to paragraphs 1(a) and (b) of this Agreement except pursuant to paragraph 1(b)(ii) relating to any Sold Shares as of the date of such termination.

5. No Lien on Shares

The rights of Participant hereunder constitute an unsecured general obligation of Tracinda. Participant shall not have, and this Agreement shall not be deemed to create, any security interest, lien or other encumbrance of any kind whatsoever, or any legal or equitable interest of any kind whatsoever, in or with respect to the Shares.

6. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada.

7. Notices

Any notice hereunder shall be in writing, shall be delivered by confirmed facsimile transmission or by overnight courier (with proof of delivery), and shall be effective upon actual receipt by the addressee, or, if not actually received before, shall be deemed to have been actually received on the third day following such transmission or such delivery. Notices shall be delivered as follows:

To Tracinda:

Tracinda Corporation

Attn.: Anthony Mandekic, Secretary/Treasurer

Address and facsimile as previously supplied

To Participant:

Jerome B. York

Harwinton Capital Corporation

Address and facsimile as previously supplied

8. Sole Beneficiary

Participant represents and warrants that no other person or entity has any right to share or participate in any of the Incremental Value (or otherwise) to be paid to Particiapnt hereunder or pursuant to the terms of the Services Agreement.

9. Headings

The paragraph and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

10. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

11. Entire Agreement/Written Modification

The terms and provisions of this Agreement and the Services Agreement constitute the entire agreement between the parties and shall supercede all previous communications, representations or agreement, either verbal or written, between the parties hereto with respect to this subject matter. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

12. Expenses

Tracinda and Participant shall pay their respective fees and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

TRACINDA CORPORATION

By:
Name:	Anthony L. Mandekic
Title:	Secretary/Treasurer

Jerome B. York